                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              FRESENIUS USA, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                              FRESENIUS USA, INC.
                            ------------------------

                      1995 ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 27, 1995

TO THE STOCKHOLDERS:

     Notice is hereby given that the 1995 Annual Meeting of Stockholders of Fresenius USA, Inc., a Massachusetts corporation (the "Company"), will be held in the 52nd floor conference center of O'Melveny & Myers, 153 East 53rd Street, New York, New York 10022 on June 27, 1995 at 10:00 a.m. for the following purposes:

          1. To elect seven directors, three of whom are to be elected by the holders of the Company's Common Stock voting separately as a class and four of whom are to be elected by the holders of the Company's Series F Series Preferred Stock voting separately as a class.

          2. To amend the Company's 1993 Stock Option Plan for Non-Employee Directors to permit non-employee directors to elect to receive the fees paid by the Company to the non-employee director in the form of options for shares of the Company's Common Stock rather than in cash.

          3. To transact any and all other business that may properly come before the meeting.

     All stockholders of record at the close of business on May 24, 1994 are entitled to notice of and to vote at this meeting.

     A copy of the Proxy Statement is enclosed. The Company's audited financial statements, together with certain other information concerning the Company, are included in the Company's Annual Report to Stockholders which is being mailed with the Proxy Statement.

     Stockholders are requested to sign and date the enclosed proxy and return it in the enclosed envelope. The envelope requires no postage if mailed in the United States. If mailed elsewhere, foreign postage must be affixed.

     The Board of Directors requests that you sign and return the proxy promptly, regardless of whether you plan to attend the meeting.

                                          By order of the Board of Directors

                                          ROBERT E. FARRELL
                                          Clerk

Walnut Creek, California
May 31, 1995

                                PROXY STATEMENT

     This Proxy Statement, dated May 31, 1995, is furnished in connection with the solicitation of proxies by the Board of Directors of Fresenius USA, Inc., a Massachusetts corporation (the "Company"), from the holders of the Company's Common Stock (the "Common Stock") for the 1995 Annual Meeting of Stockholders of the Company to be held on June 27, 1995, and any adjournments thereof, for the purposes set forth in the notice of such meeting. Proxies are being solicited from the holders of Common Stock.

     It is expected that this Proxy Statement and the enclosed proxy will be mailed to stockholders on or about May 31, 1995.

     The complete mailing address of the Company's principal executive office is 2637 Shadelands Drive, Walnut Creek, California 94598 (telephone (510) 295-0200). As of May 18, 1995, the Company had outstanding 21,304,447 shares of Common Stock and 200,000 shares of Series F Series Preferred Stock (the "Series F Preferred Stock").

     Each share of Common Stock entitles the holder of record thereof at the close of business on May 24, 1995 to one vote on the matters to be voted upon at the meeting by the holders of Common Stock voting separately as a class or voting together with the holders of the Series F Preferred Stock as a single class. Each share of Series F Preferred Stock entitles the holder of record thereof at the close of business on May 24, 1995 to one vote on the matters to be voted upon at the annual meeting by the holders of Series F Preferred Stock voting separately as a class and to approximately 15.65 votes (the number of shares of Common Stock receivable upon conversion of a share of Series F Preferred Stock) on any matters to be voted upon by the holders of Series F Preferred Stock voting together with the holders of Common Stock as a single class. The holders of Common Stock will vote separately as a class with respect to the election of the three common directors (the "Common Directors"). The holders of Series F Preferred Stock will vote separately as a class with respect to the election of the four preferred directors (the "Preferred Directors"). The holders of Common Stock and Series F Preferred Stock will vote together as a single class on the adoption of an amendment to the Company's 1993 Stock Option Plan for Non-Employee Directors to permit non-employee directors to elect and receive the fees paid by the Company to the non-employee director in the form of options for shares of the Company's Common Stock rather than in cash, and on any other matters which may be voted upon at the meeting. Appraisal rights are not available to holders of Common Stock or Series F Preferred Stock with respect to any matter expected to be acted upon at the meeting.

     On May 24, 1995, all of the Series F Preferred Stock was held by Fresenius Aktiengesellschaft ("Fresenius AG"). In addition, on May 24, 1995, Fresenius AG held 13,793,441 shares of Common Stock, including 7,833,202 shares held by Fresenius Securities, Inc., its wholly-owned subsidiary which was formerly named Fresenius U.S.A., Inc. ("Old FUSA"). See "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions."

     If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted. If the stockholder specifies in the proxy how the shares are to be voted, they will be voted accordingly. If the stockholder does not specify how the shares are to be voted, they will be voted to elect the nominees listed under "Proposal 1 -- Election of Directors" and to approve and adopt the amendment to the Company's 1993 Stock Option Plan for Non-Employee Directors listed under "Proposal 2 -- Amendment to the 1993 Stock Option Plan for Non-Employee Directors." Any stockholder has the right to revoke his or her proxy at any time before it is voted by attending the meeting and voting in person or by filing with the Clerk of the Company an instrument in writing revoking the proxy or another newly executed proxy bearing a later date.

     The Annual Report of the Company, including audited consolidated financial statements for the year ended December 31, 1994, is being mailed to the Company's stockholders with this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which a solicitation of proxies is to be made.

     At the date hereof, management of the Company has no knowledge of any business other than that described in the notice for the meeting which will be presented for consideration at such meeting. If any other business should come before such meeting, the persons appointed by the enclosed form of proxy shall have discretionary authority to vote such proxies as they shall decide.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

NOMINEES

     At the meeting it is intended that the Company's Board of Directors be elected to hold office until the next annual meeting and until their successors shall have been duly elected and qualified. The nominees listed in the table below under "Common Directors" are to be elected by the holders of Common Stock voting separately as a class, and the nominees listed in the table below under "Preferred Directors" are to be elected by the holders of Series F Preferred Stock voting separately as a class. All of the nominees are currently directors of the Company.

             NAME               AGE               POSITION WITH THE COMPANY
- ------------------------------  ---    ------------------------------------------------
Common Directors:
  Francis Baker...............  65     Director
  Robert Ehrlich..............  55     Director
  James Marten................  63     Director

Preferred Directors:
  Mathias Klingler............  42     Director
  Gerd Krick..................  56     Chairman of the Board of Directors
  Ben Lipps...................  54     President, Chief Executive Officer, Chief
                                       Operating Officer and Director
  Ulrich Wagner...............  51     Director

     Each director has been elected to hold office until his successor has been duly elected or he sooner resigns or is removed in accordance with law and the Company's Articles of Organization and By-Laws.

     Mr. Baker has been a Common Director of the Company since March 1992. He is currently President and a director of Andersen Group, Inc., the owner of Seratronics, Inc. ("Seratronics"), a manufacturer of dialyzer rinse and reuse machines which is managed by the Company. See "Certain Relationships and Related Transactions -- Seratronics." Mr. Baker is also a director of Seratronics and the Connecticut Water Service, Inc., a public utility.

     Mr. Ehrlich has been a director of the Company since 1987 and is a Common Director. He served as Chairman of the Board from May 1988 to October 1989. In addition, he served as the President and Chief Executive Officer of the Company from February 1987 to October 1989, except for the four-month period from May to October 1988. Mr. Ehrlich is a senior partner in Ehrlich & Co., a private merchant banking firm engaged in corporate finance and corporate restructuring. He currently serves as a director and member of the Executive Committee of Photographic Sciences Corp., a publicly-held manufacturer of laser bar code scanners, and as the Chairman, Chief Financial Officer and a director of Electric Fuel Corp., a publicly-held developer of batteries for electric vehicles. See "Certain Relationships and Related Transactions -- Other Relationships and Related Transactions."

     Dr. Marten has been a director of the Company since 1974 and is a Common Director. He served as Chairman of the Board of Directors of the Company from April 1986 to May 1988. Dr. Marten served as President and Chief Executive Officer of the Company from October 1986 until February 1987 and was a Vice President of the Company from 1976 to 1984. From 1988 to 1994, Dr. Marten served as Chief Executive Officer of UltraCision, Inc., a medical device manufacturing company, and from 1988 to 1995 he served as Chairman of the Board of Directors of that company. Dr. Marten is currently the Chairman of the Board of Directors of Med-Chem Products, Inc., a publicly-held health care company as well as a director of several privately-held health care companies. Since 1993, Dr. Marten has served as a member of the Trustee Council of Boston University Medical Center.

     Mr. Klingler has been a Preferred Director of the Company since June 1993. Since April 1993, Mr. Klingler has been President of the Dialysis Systems Division of Fresenius AG. From 1992 to April 1993 he held the position of Executive Vice President of Dialysis Systems International at Fresenius AG. From 1987 to 1991 he was General Manager and Vice President -- Sales and Marketing of Pacesetter Systems GmbH, and from 1991 to 1992 he was General Manager of Siemens AG after it acquired Pacesetter Systems. For a description of the Company's relationship with Fresenius AG, see "Certain Relationships and Related Transactions."

     Dr. Krick was elected a Preferred Director by the Board of Directors of the Company in October 1987 in connection with the acquisition by Fresenius AG of the Series F Preferred Stock. He became Chairman of the Board of Directors in October 1989. Since 1992, he has been Chairman of the Managing Board of Fresenius AG. Until August 1992, he was a Director of the Medical Systems Division of Fresenius AG and Deputy Chairman of the Managing Board of Fresenius AG. Dr. Krick is also a director of Gull Laboratories, Inc., a publicly-held manufacturer and distributor of diagnostic test products. For a description of the Company's relationship with Fresenius AG, see "Certain Relationships and Related Transactions."

     Dr. Lipps has served as President, Chief Executive Officer, Chief Operating Officer and a Preferred Director of the Company since October 1989. Dr. Lipps also served as Chief Financial Officer of the Company until April 1991. Dr. Lipps has served as the President of Seratronics since 1982 and has served as the President of Old FUSA since 1986; he continues to serve in both of these offices. Prior to joining Old FUSA in 1985, Dr. Lipps held a position as a Vice President of research and development for Cordis Dow Corporation and founded Seratronics. Dr. Lipps joined Dow Chemical Company in 1966 and led the research team that developed the first hollow fiber dialyzer between 1967 and 1969. Dr. Lipps holds a Bachelor of Science degree from Purdue University and a masters degree and doctorate in chemical engineering from Massachusetts Institute of Technology. See "Certain Relationships and Related Transactions -- Seratronics."

     Dr. Wagner has been a Preferred Director of the Company since March 1992. He previously served as a director of the Company from October 1987 to October 1989. He is a partner of O'Melveny & Myers, a law firm which the Company has retained from time to time, and which also represents Fresenius AG. Dr. Wagner is also a director of Gull Laboratories, Inc., a publicly-held manufacturer and distributor of diagnostic test products. See "Certain Relationships and Related Transactions -- Other Relationships and Related Transactions."

THE BOARD OF DIRECTORS

     The Company's Board of Directors is responsible for the affairs of the Company.

     Under the provisions of the Series F Preferred Stock, so long as the holders of Series F Preferred Stock are entitled to vote separately as a class to elect directors, all persons nominated to be elected as directors by the holders of the Common Stock voting separately as a class are nominated by the Common Directors (subject to the consent of Fresenius AG, so long as it holds at least 100,000 shares of Series F Preferred Stock, which consent may not be unreasonably withheld), and all persons nominated to be elected by the holders of Series F Preferred Stock voting separately as a class are nominated by the Preferred Directors.

     In addition, so long as there are at least 100,000 shares of Series F Preferred Stock outstanding, the Board of Directors and each of its committees must have an odd number of directors, a simple majority of whom are to be Preferred Directors and the remainder of whom are to be Common Directors. Furthermore, no action may be taken by the Board of Directors or any of its committees unless at least one Preferred Director is present and at least one Preferred Director votes in favor of the action to be taken. See "Certain Relationships and Related Transactions."

MEETINGS AND COMMITTEES OF THE BOARD

     During 1994 the Board held four meetings. Each incumbent nominee for director attended at least 75% of the aggregate number of the meetings of the Board and of the Committees on which he served during 1994, except for Mr. Klingler who attended two meetings of the Board during 1994. The Company has a standing

Executive Committee, Compensation Committee and Audit Committee. The Company has no standing Nominating Committee.

     The Executive Committee, consisting of Mr. Ehrlich and Drs. Krick and Lipps, exercises the powers of the Board to the extent permitted by law during the intervals between meetings of the Board. The Executive Committee held one meeting in 1994.

     The Compensation Committee, consisting of Drs. Krick and Wagner and Mr. Ehrlich, reviews the compensation of the Company's employees, and oversees the administration of the Company's benefit plans, including its stock plans. The Compensation Committee held one meeting in 1994. See "Report of the Compensation Committee of the Board of Directors."

     The Audit Committee, consisting of Messrs. Baker and Klingler and Dr. Wagner, reviews the preparation of the Company's financial statements and the Company's internal accounting controls with the officers of the Company and the Company's independent public accountants. The Audit Committee held two meetings in 1994.

EXECUTIVE OFFICERS

     The executive officers of the Company are as follows:

          NAME               AGE                POSITION WITH THE COMPANY
- -------------------------    ----    ------------------------------------------------
Gerd Krick...............     56     Chairman of the Board of Directors
Ben Lipps................     54     President, Chief Executive Officer, Chief
                                     Operating Officer and Director
Robert Farrell...........     45     Vice President -- Administration, General
                                     Counsel and Clerk
Heinz Schmidt............     44     Vice President -- Finance and Treasurer
Scott Walker.............     46     Vice President -- Regulatory Affairs

     Each officer has been elected to hold office until he resigns or is removed by the Board of Directors.

     Mr. Farrell joined the Company as Chief Financial Officer, General Counsel, Treasurer and Clerk in April 1991. In March 1992, he became Vice
President -- Administration of the Company and ceased serving as Chief Financial Officer and Treasurer. From December 1985 until joining the Company, he served as Vice President -- Corporate Finance of Genstar Corporation, a Canadian corporation involved in the building products, food service and financial services industries. He holds a Bachelor of Arts degree from the University of Notre Dame and a Juris Doctor degree from Hastings College of Law, University of California. Mr. Farrell is a member of the California bar.

     Mr. Schmidt joined the Company as Vice President -- Finance and Treasurer in March 1992. Since March 1988, he has served as Vice President -- Finance and Administration for Old FUSA and continues to serve in that office. Mr. Schmidt also served as Vice President -- Finance and Administration for Seratronics from August 1986 to February 1988. Mr. Schmidt holds a Bachelor of Arts degree from California State University, Dominguez Hills, and a Masters Degree in Finance from Loyola Marymount University of California.

     Mr. Walker joined the Company in 1988 as Director of Quality Assurance, later served as Product Manager, Reuse Systems and became Vice
President -- Regulatory Affairs of the Company in March 1992. Since 1982, Mr. Walker has also worked with Seratronics, and is currently Vice
President -- Technical Services for Seratronics. From 1970 to 1982, Mr. Walker held various positions with Dow Chemical relating to research and production of hollow fiber dialyzers and other medical products. Mr. Walker holds a Bachelor of Science degree from the University of California at Berkeley.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The following table summarizes the total compensation paid or to be paid by the Company for services rendered during 1992, 1993 and 1994 to the Chief Executive Officer of the Company, Mr. Farrell, Mr. Schmidt and Mr. Walker, the only executive officers of the Company who had 1994 compensation in excess of $100,000 (the "Specified Executives"):

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                                    ANNUAL            ------------
                                                                 COMPENSATION          SECURITIES
                                                              -------------------      UNDERLYING
                                                              SALARY       BONUS        OPTIONS
            NAME AND PRINCIPAL POSITION              YEAR       ($)         ($)       (SHARES)(1)
- ---------------------------------------------------  -----    -------     -------     ------------
Ben J. Lipps(2)....................................  1994     202,500     200,000             --
President, Chief Executive Officer and               1993     180,000     200,000        125,000
Chief Operating Officer                              1992     180,000     100,000             --

Robert E. Farrell..................................  1994     113,597      55,900             --
Vice President -- Administration, General            1993     104,230      67,039         40,000
Counsel and Clerk                                    1992     102,090      25,000          6,000

Heinz Schmidt......................................  1994      84,835      78,000             --
Vice President -- Finance and Treasurer              1993      78,075      65,961         40,000
                                                     1992      69,146      14,660          6,000

Scott Walker.......................................  1994      90,729      57,600             --
Vice President -- Regulatory Affairs                 1993      85,355      39,727         40,000
                                                     1992      81,277      11,753          6,000

- ---------------
(1) Options shown as granted in 1993 were granted in that year by the Compensation Committee of the Company's Board of Directors, subject to approval by the stockholders of the Company of an increase in the number of shares issuable under the Company's 1987 Stock Option Plan. This approval was received in June 1994.

(2) Includes amounts paid to Dr. Lipps by Seratronics which decreased the annual salary and bonus payable by the Company to Dr. Lipps. In each year Seratronics paid $66,500 and $0 of salary and bonus, respectively, to Dr. Lipps. See the description below of Dr. Lipps employment arrangement with the Company.

     During 1993, the Compensation Committee of the Board of Directors granted options to the Specified Executives, together with other employees of the Company, contingent upon stockholder approval of an increase in the number of shares of Common Stock available under the Company's 1987 Stock Option Plan. In January 1994, the full Board of Directors voted to increase this number of shares of Common Stock from 500,000 to 2,000,000, and the stockholders approved the amendment at the 1994 Annual Meeting.

     The following table summarizes the stock options held at December 31, 1994 by the Specified Executives (none of such persons received or exercised any Company stock options during 1994):

                         FISCAL YEAR-END OPTION VALUES

                                        NUMBER OF SECURITIES UNDERLYING         VALUE OF UNEXERCISE
                                              UNEXERCISED OPTIONS               IN-THE-MONEY OPTIONS
                                             AT DECEMBER 31, 1994               AT DECEMBER 31, 1994
                   NAME                  EXERCISABLE/UNEXERCISABLE(#)       EXERCISABLE/UNEXERCISABLE($)
    ----------------------------------  -------------------------------     ----------------------------
    Ben J. Lipps......................           161,500/83,500                    647,875/138,375
    Robert E. Farrell.................            32,250/18,750                     81,188/ 21,563
    Heinz Schmidt.....................            27,250/18,750                     48,688/ 21,563
    Scott Walker......................            27,250/18,750                     48,688/ 21,563

     Pursuant to an employment agreement between the Company and Dr. Lipps, which became effective as of January 1, 1992, Dr. Lipps is required to devote substantially all of his business efforts and time to serving as the President of the Company, subject to his also serving as the President and Chief Executive Officer of Seratronics. Dr. Lipps receives from the Company an annual base salary of $202,500, together with bonuses up to a maximum of $200,000 based on the attainment of certain sales and profits targets set annually by management and reviewed by the Board of Directors. The Company and Dr. Lipps have agreed that the Company's obligations in respect of such salary and bonus are decreased by amounts payable to Dr. Lipps by Seratronics. Dr. Lipps has also been granted incentive stock options with respect to 120,000 shares of Common Stock at an exercise price of $3.125 per share. Options for 17,500 shares vest annually at the end of each year if Dr. Lipps is employed by the Company on the last day of such year. In addition, vesting can be accelerated for up to 10,000 shares annually (60,000 shares in total) on the basis of the Company meeting or exceeding its annual profit targets; vesting can be further accelerated for an additional 500 shares for each $100,000 by which these targets are exceeded. As of December 31, 1994, options for 119,500 shares have vested. This employment agreement is terminable upon 30 days' advance notice by the Company, in which event Dr. Lipps is owed one year's base salary payable over the year following such termination plus $100,000 payable upon such termination. The agreement may also be terminated by Dr. Lipps upon one year's notice, as well as by the Company for cause and under certain other circumstances. Upon any such termination, the Company may require that Dr. Lipps refrain, for up to two years, from carrying on a business in competition with the Company's business, in which event the Company must pay an additional annual amount to Dr. Lipps equal to his annual salary (or, if greater, the aggregate premiums on certain life and disability policies carried by Dr. Lipps). During 1993, Dr. Lipps was granted options for an additional 125,000 shares at $7.125 per share, vesting over five years. See "Certain Relationships and Related Transactions."

     Dr. Wagner, Dr. Marten, Mr. Ehrlich, Mr. Baker and Mr. Klingler each receive directors fees of $20,000 per annum. Commencing in 1994, non-employee members of the Executive, Audit and Compensation Committees each received $1,500 per meeting for each such committee meeting attended. Dr. Krick receives $60,000 annually for serving as Chairman of the Board of Directors. In June 1994, the stockholders of the Company approved a Stock Option Plan for Non-Employee Directors, pursuant to which each current non-employee director of the Company received a grant of options for 30,000 shares of Common Stock vesting at a rate of 10,000 per year in each of 1994, 1995 and 1996. Future non-employee directors will receive a grant of options for 30,000 shares of Common Stock upon their election. The options will vest at a rate of 10,000 per year on each of the first, second and third anniversaries of the directors' initial election. Dr. Krick and Mr. Klingler declined to accept any options under the directors' plan. It is proposed to amend the Stock Option Plan for Non-Employee Directors to permit non-employee directors to receive director fees in the form of options for shares of Common Stock rather than in cash. See "Proposal 2 -- Amendment to the 1993 Stock Option Plan for Non-Employee Directors."

     In June 1994 the Board of Directors approved the extension of the expiration date for options to acquire 31,000 shares of the Company's Common Stock held by Dr. Marten. The expiration date was extended from August 6, 1994 to October 1, 1996, for 6,000 shares, and from June 28, 1994 to October 1, 1996 for 25,000 shares.

     The Company and Mr. Ehrlich are parties to a consulting agreement pursuant to which Mr. Ehrlich receives $10,000 annually. The agreement terminates in June 1995.

  Compensation Committee Interlocks and Insider Participation

     The members of the Compensation Committee of the Board of Directors during 1994 were Mr. Ehrlich, Dr. Krick and Dr. Wagner. Dr. Krick served as the Chairman of the Board of Directors during this year, and Mr. Ehrlich was formerly the Chairman and the President of the Company. Dr. Krick is the Chairman of the Managing Board of Fresenius AG, with which the Company has various business dealings. During 1992, the Company agreed to purchase certain stock options held by Mr. Ehrlich, and to issue new options to him in exchange for other options held by him, and in 1994 the Company made a secured loan to him to allow him to exercise certain stock options. Dr. Wagner is a partner in the law firm of O'Melveny & Myers, which from time to time provides legal services to the Company and which also represents Fresenius AG. See "Certain Relationships and Related Transactions" and "Proposal 1 -- Election of Directors."

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     During 1994, the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") was composed of three non-employee directors: Mr. Ehrlich, its Chairman, Dr. Wagner and Dr. Krick. The Compensation Committee is responsible for making recommendations to the Company's Board of Directors concerning the compensation of the Company's Chief Executive Officer and, based on recommendations received from the Company's Chief Executive Officer, the compensation of the Company's other executive officers.

OVERALL PHILOSOPHY

     The Company's overall executive compensation philosophy is based on the premise that compensation should be aligned with and support the Company's business strategy and long-term goals, and that it should give employees incentives to enhance stockholder value. The key elements of executive compensation are base salary, annual cash incentive (bonus) awards and stock options. Base salary is intended primarily to reward past performance; annual incentives are primarily intended to reward achievement of specific goals during the year; and stock options are primarily designed to foster an identity of interest between the employee and the Company's stockholders. Interim incentive awards may also be made based on individual accomplishments and achievements in specific cases.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     During 1994, the Compensation Committee recommended to the Board of Directors that Dr. Lipps' base salary be increased. The Compensation Committee felt that, due to the growth of the Company under Dr. Lipps' leadership, and his success in meeting the sales and profit estimates embodied in the Company's annual budget, he should receive an increase in his base salary. In making this suggestion, the Compensation Committee also considered the Company's growth in revenues and market share and the Company's steady trend towards profitability under Dr. Lipps' management. The Committee felt that this increase would give Dr. Lipps an incentive to stay with the Company. The Board of Directors approved the salary increase as proposed by the Compensation Committee.

COMPENSATION OF OTHER EXECUTIVE OFFICERS

     Dr. Lipps makes recommendations to the Compensation Committee concerning the base salaries, annual and interim cash incentives and stock options for the executive officers of the Company other than himself. Annual and interim cash incentive awards are granted based on the achievement of financial targets and individual performance. Emphasis is placed, however, on providing incentives to motivate executive behavior over the long term towards achievement of the Company's long-term goals.

STOCK OPTION GRANTS

     Dr. Lipps also makes recommendations to the Compensation Committee concerning option grants to employees who are not executive officers of the Company. Stock options are intended to link the long-term interests of the employee with those of the Company's stockholders, since these options will provide value to the employee only when the price of the Company's Common Stock increases above the option price. The option price of each option granted by the Committee is the fair market value of the Common Stock on the date of grant. The number of options to be granted to any particular employee is based primarily on that person's perceived ability to help the Company meet its goals as well as that person's base salary and potential bonus.

                                          ROBERT EHRLICH, Chairman
                                          GERD KRICK
                                          ULRICH WAGNER

                  STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph comparing the cumulative total stockholder return on the Company's Common Stock against the cumulative total return on the American Stock Exchange Index and Standard and Poors' Medical Products and Supplies Composite Index for the five-year period beginning December 31, 1989 and ending December 31, 1994, assuming that the value of the investment in Company Common Stock and each index was $100 on December 31, 1989 and, in the case of the stocks comprising the indices, that all dividends were reinvested.

                           Standard & Poors'
                           Medical Products
  Measurement Period         and Supplies      American Stock
(Fiscal Year Covered)      Composite Index     Exchange Index     Fresenius USA, Inc.
        1989                     100                100                 100
        1990                     117                 82                  12
        1991                     192                105                  63
        1992                     164                106                  95
        1993                     125                126                 145
        1994                     149                115                 168

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of May 18, 1995 certain information with respect to each person who is known by the Company to own beneficially more than 5% of each class of the voting securities of the Company, each director of the Company, each nominee for director of the Company, certain executive officers and all directors and officers of the Company as a group.

                 NAME AND ADDRESS OF                     SHARES BENEFICIALLY
                  BENEFICIAL OWNERS                           OWNED(1)               PERCENTAGE OF CLASS
- -----------------------------------------------------    -------------------         -------------------
SERIES F PREFERRED STOCK:

  Fresenius Aktiengesellschaft.......................            200,000(2)                100.0%
  Borkenberg 14
  61343 Bad Homburg v.d.H.
  Germany

COMMON STOCK:

  5% Stockholders
  Fresenius Aktiengesellschaft.......................         18,673,324(2)(3)              71.3%
  Borkenberg 14
  61343 Bad Homburg v.d.H.
  Germany

  Fresenius Securities, Inc. ........................          7,833,202(4)                 36.8%
  2637 Shadelands Drive
  Walnut Creek, CA 94598

  Abbott Laboratories................................          1,750,000(5)                  7.6%
  One Abbott Park Road
  Abbott Park, IL 60064-3500

  Directors

  Ben Lipps..........................................            241,500(6)                  1.1%
  2637 Shadelands Drive
  Walnut Creek, CA 94598

  Robert S. Ehrlich..................................            148,166(7)                    *
  2637 Shadelands Drive
  Walnut Creek, CA 94598

  James F. Marten....................................             90,900(8)                    *
  2637 Shadelands Drive
  Walnut Creek, CA 94598

  Francis E. Baker...................................             11,000(9)                    *
  2637 Shadelands Drive
  Walnut Creek, CA 94598

  Mathias Klingler...................................                  0                       0
  Borkenberg 14
  61343 Bad Homburg v.d.H.
  Germany

  Gerd Krick.........................................                  0                       0
  Borkenberg 14
  61343 Bad Homburg v.d.H.
  Germany

  Ulrich Wagner......................................             10,000(10)                   *
  54th Floor
  153 East 53rd Street
  New York, NY 10022

  Executive Officers

  Robert E. Farrell..................................             27,250(11)                   *
  2637 Shadelands Drive
  Walnut Creek, CA 94598

                 NAME AND ADDRESS OF                     SHARES BENEFICIALLY
                  BENEFICIAL OWNERS                           OWNED(1)               PERCENTAGE OF CLASS
- -----------------------------------------------------    -------------------         -------------------
  Heinz Schmidt......................................             27,250(12)                   *
  2637 Shadelands Drive
  Walnut Creek, CA 94598

  Scott Walker.......................................             27,750(13)                   *
  2637 Shadelands Drive
  Walnut Creek, CA 94598

All directors and executive officers as a group......            583,816(14)                 2.7%

- ---------------
  *  Less than 1%

 (1) Except as otherwise indicated, the named owner has sole voting and investment power with respect to the shares set forth. The figures in this table are calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

 (2) Each share of Series F Preferred Stock currently is convertible into approximately 15.65 shares of Common Stock and, on any matters to come before a meeting of stockholders except the election of directors, the holders of Series F Preferred Stock are entitled to cast approximately
     15.65 votes for each share of Series F Preferred Stock voting with the Common Stock as a single class.

 (3) Includes 3,129,883 shares presently issuable upon conversion of shares of Series F Preferred Stock, 1,700,000 issuable upon the exercise of a warrant issued to Fresenius AG in connection with the Abbott Acquisition (as defined below, see "Certain Relationships and Related
     Transactions -- Abbott Laboratories") and 50,000 shares issuable upon exercise of a warrant issued to Fresenius AG in consideration for its providing credit support for a $25.0 million long-term line of credit. Also includes 7,833,202 shares owned by Fresenius Securities, Inc., a wholly-owned subsidiary of Fresenius AG. Does not include up to 1,012,500 additional shares issuable upon the exercise of warrants issued to Fresenius AG which become exercisable if the Company uses the $25.0 million long-term line of credit.

 (4) These shares are also beneficially owned by Fresenius AG. See Note 3.

 (5) Represents shares issuable upon exercise of a warrant issued to Abbott Laboratories in connection with the acquisition by the Company of the renal dialysis business of Abbott Laboratories (other than the Calcijex product line) in the United States, Australia and New Zealand. See "Certain Relationships and Related Transactions -- Abbott Laboratories."

 (6) Includes 161,500 shares issuable upon exercise of options.

 (7) Includes 89,751 shares issuable upon exercise of options.

 (8) Includes 76,000 shares issuable upon exercise of options.

 (9) Includes 10,000 shares issuable upon exercise of options.

(10) Includes 10,000 shares issuable upon exercise of options.

(11) Includes 27,250 shares issuable upon exercise of options.

(12) Includes 27,250 shares issuable upon exercise of options.

(13) Includes 27,250 shares issuable upon exercise of options.

(14) The amount shown includes any shares owned of record or issuable upon exercise of options by the directors and all executive officers.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TECHNOLOGY FROM FRESENIUS AG

     The Company is currently in the process of expanding its Ogden, Utah plant to manufacture polysulfone dialyzers and is dependent on Fresenius AG for the technology and proprietary processes and know-how necessary to manufacture polysulfone dialyzers successfully. In addition, until the Company actually begins to manufacture dialyzers on its own, the Company will be dependent on Fresenius AG for the production and supply of all polysulfone dialyzers sold by the Company. The Company also has the contractual right to Fresenius AG's know-how relating to certain peritoneal dialysis products incorporating the Safe-Lock technology, in the United States, Canada and Mexico.

     Pursuant to a technology license and know-how agreement, Fresenius AG has granted the Company an exclusive North American license for the technology, processes and know-how necessary to manufacture polysulfone dialyzers. The Company will pay a royalty to Fresenius AG of 4.5% of the Company's net sales of the dialyzers so produced by the Company for a ten-year period, after which the Company will have a paid-up exclusive license. Fresenius AG may make this license non-exclusive if it ceases to own a majority of the Common Stock. The agreement may be terminated by Fresenius AG upon specified defaults, and in addition, may be terminated if a majority of the voting power of the Company is acquired by a company engaged in the treatment, research, development, manufacture or sale of products for treatment of renal disease.

PRODUCTS FROM FRESENIUS AG

     The Company and Fresenius AG are parties to an agreement (the "Distribution Agreement") pursuant to which Fresenius AG has confirmed that the Company acts as the sole North American distributor for Fresenius AG products related to the treatment of end-stage renal disease by hemodialysis and to intensive medicine and infection control applications (excluding pharmaceutical and certain other products) and a distribution and manufacturing agreement for certain of Fresenius AG's intensive care and diagnostic products (the "Intensive Care Agreement"), including the Fresenius AS 104 Cell Separator. The Intensive Care Agreement was entered into during 1994 for an initial term of five years and will continue thereafter from year to year unless terminated. The Intensive Care Agreement gives the Company both exclusive and non-exclusive rights to manufacture and distribute certain products in North and South America. If the Company fails to meet certain sales goals during the five year initial term, Fresenius AG has the option to terminate the Intensive Care Agreement with respect to one or more products or to convert the Company's exclusive rights with respect to one or more products to a non-exclusive right. The Distribution Agreement gives the Company first negotiation rights with respect to products covered by the agreement which Fresenius AG proposes to have manufactured in North America. With respect to the products acquired from Abbott Laboratories, the Company has retained the exclusive rights in the United States, has granted Fresenius AG a non-exclusive sublicense with respect to these products in Central and South America, Australia and New Zealand and an exclusive (with respect to the Company) sublicense with respect to all other areas acquired from Abbott Laboratories, including Europe (See "-- Abbott Laboratories"). Taken together, these agreements effectively limit the Company's activities primarily to North America, with limited possibilities for expansion outside of this area.

     In the ordinary course of the Company's business, the Company and Fresenius AG and certain subsidiaries of Fresenius AG enter into various transactions involving the purchase and sale of hemodialysis systems and supplies for assembly and/or distribution by the Company. During 1994, the Company purchased such products for an aggregate purchase price of approximately $63.5 million. Also during 1994, the Company sold products to Fresenius AG and certain of its subsidiaries having an aggregate sales price of approximately $4.0 million. The prices charged to the Company under the Distribution Agreement are negotiated each year by the Company and Fresenius AG based on Fresenius AG's estimated costs and desired profit margins, taking into account the competitive environment in the United States market, and are not to exceed the average of the prices charged to Fresenius AG's other affiliated distributors (except for costs attributable to the manufacture of products for sale primarily in the United States). The Company believes that these prices are no more or less favorable to the Company than the Company could obtain from unaffiliated third parties.

The only source of supply for several of the Company's products is Fresenius AG, and there can be no assurance that the prices negotiated will enable the Company to maintain its profit margins on these products. If Fresenius AG is unable to deliver products in accordance with the quantities stipulated in the Company's purchase orders, Fresenius AG is required to allocate its production capacity to the Company's orders in proportion to the greater of the percentage of Fresenius AG's total unit business represented by the Company's purchases during the prior year or the three prior years. Under the Distribution Agreement, Fresenius AG indemnifies the Company for any claims of bodily injury or property damage alleged to have arisen from the possession, use or operation of Fresenius AG's hemodialysis products purchased pursuant to this agreement. While the Company is obligated to provide installation, training, repair, warranty and maintenance services for these products and is responsible for defects in assembly, Fresenius AG reimburses the Company for certain material costs associated with warranty repairs other than repairs on components or parts purchased by the Company from a source other than Fresenius AG. The Distribution Agreement terminates on the earlier of December 31, 2011, or the date that Fresenius AG loses the power to elect 51% of the Company's board of directors, unless a cause for early termination arises. The prices charged to the Company under the Intensive Care Agreement are based on Fresenius AG's manufacturing cost plus a set profit margin.

     During 1994, trade payables owed by the Company to Fresenius AG and one of its subsidiaries were due in 150 days, and those amounts past due bore interest at a rate of 5.5% per annum. As of December 31, 1994, none of the approximately $33.4 million of trade payables due to Fresenius AG and this subsidiary were over 150 days old.

INVESTMENTS BY FRESENIUS AG

     Fresenius AG is the beneficial owner of all 200,000 outstanding shares of the Company's Series F Preferred Stock, currently convertible into 3,129,883 shares of Common Stock. Fresenius AG also beneficially owns 13,793,442 shares of the Company's outstanding Common Stock, warrants to purchase 1,700,000 shares of Common Stock exercisable at $8.00 per share, warrants to purchase 50,000 shares of Common Stock at an exercise price of $10.57 per share and the right, under certain circumstances, for an additional 1,012,500 shares of Common Stock at the same exercise price. If Fresenius AG were to convert the Series F Preferred Stock and exercise all warrants currently exercisable, it would hold 18,673,324 shares of Common Stock, or approximately 71% of all outstanding shares.

     The practical effect of the provisions relating to the Series F Preferred Stock is to give Fresenius AG, through its ownership of all of the outstanding shares of Series F Preferred Stock and its direct and indirect ownership of Common Stock, an absolute majority of the voting power attributable to each class of the Company's voting securities with respect to all matters. Accordingly, Fresenius AG possesses the ability, through its voting power and its power to elect a majority of the Company's directors, to approve any actions requiring the vote of the Company's stockholders.

     Pursuant to an agreement dated September 8, 1987 (the "1987 Agreement"), on October 2, 1987, the Company, then operating under the name Delmed, Inc. ("Delmed"), issued and sold to Fresenius AG 200,000 shares of Series F Preferred Stock and a warrant (the "1987 Warrant"), exercisable after December 31, 1987, and on or prior to December 31, 1992. In order to assure the continued effectiveness of certain favorable tax rulings with respect to utilization of the Company's net operating loss carryforwards, in December 1992, the Company repurchased the 1987 Warrant from Fresenius AG at a purchase price of $20,067 (which was determined to be the fair market value of the 1987 Warrant on the date of repurchase).

     The terms of the 1987 Agreement relating to the Series F Preferred Stock, of the Company's Articles of Organization and of the Company's By-laws (adopted in connection with the issue and sale of the Series F Preferred Stock) provide the following special rights to the holders of Series F Preferred Stock.

     - So long as there are at least 100,000 shares of Series F Preferred Stock outstanding:

           There will be an odd number of directors, a simple majority of whom will be Preferred Directors, while the remaining directors will be Common Directors;

           All committees of the Board of Directors will have an odd number of members, a simple majority of whom will be Preferred Directors while the remaining directors will be Common Directors;

           A quorum for the conduct of any business by the Board of Directors or a committee of the Board will require the presence of at least one Preferred Director; and

           Any action taken by the Board of Directors or a committee of the Board will require the affirmative vote of at least one Preferred Director.

     - So long as Fresenius AG holds at least 100,000 shares of Series F Preferred Stock, no person will be nominated to be a Common Director if Fresenius AG reasonably objects to that person.

     - So long as there are at least 50,000 shares of Series F Preferred Stock outstanding:

           The Articles of Organization of the Company will not be amended without the affirmative vote of a majority of the holders of Series F Preferred Stock voting separately as a class, unless such amendment relates solely to an increase or decrease in the number of authorized shares of Common Stock, a stock split or combination or a limit on the liability of directors; and

           The Company will not become a party to any transaction involving its merger into another corporation, a merger of another corporation into the Company, the consolidation of the Company with one or more other corporations, the sale or lease of all or substantially all of the assets of the Company or the liquidation of the Company without the affirmative vote of a majority of the holders of Series F Preferred Stock voting separately as a class.

     - So long as any Series F Preferred Stock is outstanding, the Articles of Organization or By-laws of the Company will not be amended, altered or repealed so as to diminish materially the rights, privileges or preferences of the holders of the Series F Preferred Stock without the approval of a majority of the holders of Series F Preferred Stock voting separately as a class.

     - With respect to any matter submitted to a vote of the Company's stockholders with respect to which the holders of Series F Preferred Stock are not entitled to a separate class vote, the holders of Series F Preferred Stock will vote together with the holders of Common Stock as a single class, with each holder of Series F Preferred Stock entitled to a number of votes per share equal to the number of shares of Common Stock into which such share of Series F Preferred Stock could then be converted (currently, approximately 15.65 votes per share) and each holder of Common Stock entitled to one vote per share of Common Stock.

     On February 14, 1990, Delmed entered into an agreement with Fresenius AG and Old FUSA pursuant to which Delmed granted options (the "Options") to Fresenius AG and Old FUSA allowing them to acquire a number of shares of Common Stock which would increase their aggregate ownership of Delmed's equity from its then current level of approximately 44% to approximately 80% (excluding the 1987 Warrant). The purchase price for the Options was $5.0 million in cash, which was paid by Fresenius AG and Old FUSA in August 1990 when the Options were approved by Delmed's stockholders. Upon exercise of the Options at the end of 1991, Delmed issued to Fresenius AG and Old FUSA an aggregate of approximately 10.8 million shares of Common Stock and received Old FUSA's assets and $11.9 million in cash, which was used to pay indebtedness to another subsidiary of Fresenius AG assumed by the Company in the combination.

     In December 1992, the Company sold 1,501,235 shares of Common Stock to Fresenius AG for $7.6 million (approximately $5.06 per share, the closing price of the Company's Common Stock on that date). The Company used this cash to pay, in part, indebtedness which the Company owed to a wholly-owned subsidiary of Fresenius AG.

     Fresenius AG and the Company are parties to a Registration Agreement dated February 24, 1993, which supersedes a 1987 agreement between the parties. This agreement grants Fresenius AG demand registration rights with respect to all shares of Common Stock held by Fresenius AG or certain of its subsidiaries on February 24, 1993 or issuable to them upon conversion of shares of Series F Preferred Stock or exercise of a warrant issued to Fresenius AG in connection with the acquisition by the Company of the renal dialysis business of Abbott Laboratories (other than the Calcijex product line) in the United States, Australia and New Zealand (the "Abbott Acquisition") or exercise of a warrant issued to Fresenius AG, in connection with its agreement to provide credit support for a $25.0 million long-term line of credit which may be used, at the Company's option, to expand and equip its Ogden, Utah plant (collectively, the "Registrable Shares"). The Company is to pay all expenses in connection with the first such registration; the holder(s) is responsible for the expenses of subsequent registrations. A holder of Registrable Shares may also request that the Company include its Registrable Shares in registration statements filed by the Company in connection with a public offering of Common Stock on behalf of the Company and/or another holder of Common Stock. Except for the shares covered by the agreements, this registration agreement is identical to a registration agreement entered into between the Company and Abbott Laboratories at the same time. See "-- Abbott Laboratories."

FINANCIAL SUPPORT FROM FRESENIUS AG

     Fresenius AG has provided substantial financial support to the Company. Fresenius AG currently provides the following credit support: provision of credit support to assist the Company in obtaining short-term lines of credit and a letter of credit that secures a portion of the Company's obligations to Abbott Laboratories incurred in connection with the Abbott Acquisition and participation in and assistance with the Company's foreign exchange contracts. In addition, Fresenius AG has agreed to provide credit support to assist the Company in obtaining a $25.0 million long-term line of credit which may be used, at the Company's option, to complete the equipping and expansion of the Company's plant in Ogden, Utah. Fresenius AG also participated in letters of credit in connection with the Company's industrial revenue bonds until these bonds were pre-paid in 1994.

     As compensation for these services (other than the credit support for the $25.0 million long-term line of credit described above), the Company agreed to pay Fresenius AG an aggregate fee of $336,000 in quarterly payments, the last of which was due in June 1994. The Company and Fresenius AG have recently negotiated additional short-term credit support for a $15.0 million line of credit that may be used by the Company for general working capital needs, other than the expansion of the Ogden, Utah plant. Future finance fees will be negotiated depending upon the level of credit support supplied by Fresenius AG. In addition, in February 1993, as consideration for certain past comfort letters given in support of certain short-term borrowings and Fresenius AG's commitment to provide up to $40.0 million of credit support in connection with the Abbott Acquisition, the Company issued Fresenius AG a warrant for 1,700,000 shares of Common Stock at an exercise price of $8.00 per share issued in connection with the Abbott Acquisition, and granted a sublicense with respect to the Abbott Laboratories peritoneal dialysis products discussed above. In exchange for its agreement to provide support for the $25.0 million long-term line of credit, the Company has issued to Fresenius AG a ten-year warrant for the purchase of 50,000 shares of Common Stock at an exercise price of $10.57 per share. If the Company actually utilizes this line of credit, this warrant will become exercisable for an additional 1,012,500 shares of Common Stock at the same price per share. The Company does not expect that it will have to utilize this long-term line of credit.

     The Company recently obtained, without any support from Fresenius AG, a $20.0 million line of credit secured by the Company's accounts receivable, and an equipment lease financing facility.

SERATRONICS

     Dr. Lipps is the President and Chief Executive Officer of Seratronics. Mr. Baker is President and a director of Andersen Group, Inc., which owns a majority of the outstanding capital stock of Seratronics. Mr. Baker also serves as a director of Seratronics. Pursuant to a series of agreements with Seratronics and Andersen Group, Inc. entered into in 1985 and extended and amended in 1995, the Company manages, and acts as sole distributor for, the dialyzer reuse business of Seratronics. These agreements required the Company to make minimum net payments of $100,000 per year to Seratronics through 1995 and require the Company to make minimum payments of $50,000 per quarter through February 29, 2000, when the agreements expire by their terms. The agreements, and the payment obligation, originally expired in 1995. The Company has the right to acquire the assets and liabilities of the reuse business for a nominal purchase price and, if it exercises this option, its obligation to make the quarterly payments ends; this option was also extended during 1995, so that it now expires on February 29, 2000. During 1994, the Company, as distributor, purchased dialyzer reuse systems and supplies from Seratronics for an aggregate purchase price of approximately $1.6 million. Management of the Company believes that the terms of such purchases were on a basis no less favorable to the Company than the Company could have obtained with unaffiliated third parties. The results of operations and the assets and liabilities of the Seratronics' reuse business are included in the Company's consolidated financial statements. A portion of Dr. Lipps' salary is paid each year by Seratronics. See "Executive Compensation."

ABBOTT LABORATORIES

     The Company and Abbott Laboratories are parties to a registration agreement dated February 24, 1993. This agreement grants Abbott Laboratories demand registration rights with respect to all shares issuable upon the exercise of a warrant issued to Abbott Laboratories in connection with the Abbott Acquisition. Pursuant to the terms of a purchase agreement between the Company and Abbott Laboratories entered into in connection with the Abbott Acquisition, the Company is obligated to purchase stated quantities of Inpersol products through 1998.

     In April 1995, the Company and Abbott Laboratories entered into distribution agreements related to the distribution and manufacture of Safe-Lock and Inpersol products in Mexico and Canada.

OTHER RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Ehrlich, a senior employee and several past employees of the Company were granted options under the Company's 1989 Special Stock Option Plan, which replaced grants made under the Company's 1987 Key Employee Stock Purchase Plan. The Company obtained the favorable tax rulings relating to utilization of net operating loss carryforwards discussed above under "Investments by Fresenius AG," in part on the assumption that these grants/options would not expire unvested/unexercised, and the rulings also applied to the repurchase of these options at their fair market value. On October 4, 1992, the Board of Directors determined that the Company should also repurchase these options at their then fair market value, which the Board determined to be $0.15 per share. During early 1993, the Company repurchased Mr. Ehrlich's and the senior employee's options at this price. These options would have expired in August 1994 and had a per-share exercise price of $7.50. In June 1994 the Company made secured loans totaling $255,570 to Mr. Ehrlich to allow him to exercise options for 58,416 shares of the Company's Common Stock. The loans included an amount necessary to pay taxes incurred by him by virtue of the exercise. The annual interest rate on the loans is 6% and they are due on the earlier of January 15, 1996 or disposition of the shares received upon exercise.

     The Company and Mr. Ehrlich are parties to a consulting agreement pursuant to which Mr. Ehrlich receives $10,000 annually. The agreement terminates in June 1995.

     Dr. Wagner is a partner of O'Melveny & Myers, a law firm which provided certain legal services to the Company in 1994.

                                   PROPOSAL 2

                  AMENDMENT TO THE 1993 STOCK OPTION PLAN FOR
                             NON-EMPLOYEE DIRECTORS

     The Board of Directors believes that the granting of stock options is an effective method of attracting and retaining directors who are in a position to make significant contributions to the success of the Company and to reward such directors for such contributions through ownership of shares of the Company's stock.

     In December 1993 the Board of Directors adopted, and in June 1994, the Company's stockholders approved, the Company's 1993 Stock Option Plan for Non-Employee Directors (the "1993 Plan"), pursuant to which (as described in more detail below) non-employee directors were awarded options for shares of the Company's Common Stock for each year they have served as a director of the Company and newly elected non-employee directors will be awarded options upon their first election as directors.

     During 1995, several non-employee directors indicated that they would be willing to accept additional stock options in lieu of cash ordinarily paid to them as fees for their service on the Board of Directors of the Company. Currently, the Chairman of the Board of Directors is paid $60,000 per annum, payable quarterly in arrears, each non-employee director, other than the Chairman, is paid $20,000 per annum, payable quarterly in arrears, and each non-employee director serving on the Executive, Audit or Compensation Committee is paid $1,500 for each meeting of each such Committee attended. These amounts are set from time to time by the Board of Directors. These cash fees are referred to below as "Directors' Fees." See "Executive Compensation."

     Effective May 4, 1995, the Board of Directors of the Company, subject to approval by the stockholders, adopted an amendment (the "Amendment") to the 1993 Plan permitting non-employee directors to elect to receive Directors' Fees in the form of options for shares of the Company's Common Stock, on the terms described below. An aggregate of 500,000 shares may be subject to options granted under the 1993 Plan. On May 18, 1995, the last sale price of the Company's Common Stock on the American Stock Exchange was $9.750, and the aggregate market value of the 500,000 shares of Common Stock subject to the 1993 Plan was therefore $4,875,000. Currently, an aggregate of 120,000 shares of Common Stock are subject to options granted under the 1993 Plan at an exercise price of $7.375 per share. The following summary of the principal provisions of the 1993 Plan and the proposed amendment is qualified in its entirety by reference to the amended plan itself, a copy of which is attached to this Proxy Statement as Appendix A.

THE 1993 PLAN AS CURRENTLY IN EFFECT

     Under the 1993 Plan, non-employee directors may be awarded options to purchase an aggregate of not more than 500,000 shares of the Company's Common Stock. Six directors are currently eligible to participate in the 1993 Plan; however, Dr. Krick and Mr. Klingler declined to accept the initial grant of options under the 1993 Plan.

     Under the 1993 Plan as currently in effect, Messrs. Baker, Ehrlich, Marten and Wagner each received options for 30,000 shares at an exercise price of $7.375 per share, effective with the approval of the 1993 Plan by the Company's stockholders in June 1994. With respect to each such director, 10,000 of these options have vested, and the remaining options vest at a rate of 10,000 per year on December 31 in each of 1995 and 1996. Also under the 1993 Plan as currently in effect, each newly elected non-employee director will be awarded options covering 30,000 shares of stock on the date of his or her first election. The options so granted shall vest on each of the next three anniversaries of his or her election at a rate of 10,000 per year.

THE AMENDMENT

     The Amendment permits each director to elect whether to receive all or none of the Directors' Fees due to that director during a calendar year in the form of options; in the absence of a valid election, a director will be deemed to have elected to receive all such Directors' Fees in cash. Dr. Marten has elected, subject to stockholder approval of the Amendment, to receive his Directors' Fees for the balance of 1995 in the form of options under the amended 1993 Plan. Newly-elected directors will be able to elect whether to receive options in lieu of Directors' Fees for the balance of the calendar year in which they are elected at the time they are nominated for election. With respect to future years, a director may change his or her election with respect to any given calendar year no later than June 30 of the previous calendar year, except that no such change in a director's election may be made prior to the time the Company is subject to amended Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Although the amended Rule is currently scheduled to take effect September 1, 1995, its implementation has been delayed on three occasions, and the Company cannot be certain when it will ultimately take effect. All options received in lieu of Directors' Fees would vest 100% upon grant.

     With respect to each Directors' Fee payable in options, a non-employee director will receive an option for a number of shares of the Company's Common Stock determined by the following formula:

               Amount of Directors' Fee Otherwise Payable in Cash
               --------------------------------------------------
                    60% of the Exercise Price of the Option

where the Exercise Price of the Option would be the closing price on the American Stock Exchange on the date the Directors' Fee would otherwise be paid. The Board of Directors determined, using the Black-Scholes option valuation model and assuming a 10-year option, a standard deviation of stock price of approximately 30% and a riskless rate of return of approximately 8%, that the above formula would yield options having a fair market value at the time of grant equal approximately to the amount of cash Directors' Fees foregone. Thus, if the Exercise Price were $10.00, an electing director would receive options for 166.67 shares for each $1,000 of Directors' Fees foregone, while, if the Exercise Price were $20.00, the number of shares covered by the options would decrease to 83.33. The number of shares determined by application of this formula will be rounded to the nearest whole share.

     If the Amendment had been in effect during 1994, and Dr. Marten had elected to receive options in payment of Directors' Fees, he would have been awarded the following options under the amended 1993 Plan:

           AMENDED 1993 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

                                                        EXERCISE     SHARES SUBJECT TO OPTIONS WHICH WOULD
              DATE OF GRANT                 FEE DUE      PRICE          HAVE BEEN GRANTED TO DR. MARTEN
- ------------------------------------------  -------     --------     -------------------------------------
March 31, 1994............................  $5,000       $6.875                       1,212
June 30, 1994.............................  $5,000       $6.250                       1,333
September 30, 1994........................  $5,000       $8.625                         966
December 31, 1994.........................  $5,000       $8.375                         995
                                                                                 ----------
  Number of Units.........................                                            4,506
  Dollar Value(1).........................               $9.750                     $43,934

- ---------------
(1) On May 18, 1995, the last sale price of the Company's Common Stock on the American Stock Exchange was $9.750. Dollar value has been determined by multiplying this amount by the total number of shares subject to options.

OTHER EFFECTS AND PROVISIONS OF THE 1993 PLAN

     At the time options are granted under the amended 1993 Plan, the recipient will not recognize any income, and the Company will not have a deduction, for federal income tax purposes. At the time of exercise, the holder of an option under the 1993 Plan will recognize ordinary income for federal income tax purposes equal to the excess of the fair market value of the stock received over the exercise price, and the Company will, in general, have a corresponding deduction.

     Any option will be exercisable in whole or in part, and no option will be exercisable more than ten years after the date such option is granted.

     The 1993 Plan provides that if a director's service with the Company terminates for any reason other than death, all options held by the director that are not then exercisable shall terminate. Options that are exercisable on the date of termination shall continue to be exercisable for a period of three months (but in no event after 10 years from the date of grant), but shall terminate immediately if the director was removed or terminated for fraud, dishonesty or intentional misrepresentation, embezzlement, misappropriation or conversion of assets or opportunities of the Company or any of its subsidiaries. After completion of that three-month period, such options shall terminate to the extent not previously exercised, expired or terminated.

     If any change occurs in the stock subject to the 1993 Plan, through certain mergers or consolidations, liquidations, dissolutions, sales of substantially all of the Company's assets or certain other transactions or series of related transactions as a result of which a single person or several persons acting in concert (other than Fresenius AG and its subsidiaries) own a majority of the Company's then outstanding stock (such merger, consolidation, sale or other transaction being hereinafter referred to as a "Transaction"), all outstanding options shall become exercisable prior to the consummation of such Transaction but only to the extent the Compensation Committee determines it may accelerate the exercisability of such options which are not otherwise then exercisable in accordance with the applicable requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Upon consummation of the Transaction, all outstanding options not so exercised shall terminate and cease to be exercisable.

RECOMMENDATION OF THE BOARD OF DIRECTORS AND THE VOTE REQUIRED

     The proposal to approve the Amendment to the 1993 Plan requires approval by a majority of the votes properly cast by the holders of Series F Preferred Stock and Common Stock voting together as a single class at the meeting. See "Solicitation and Vote of Proxies." THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL AND ADOPTION OF THE AMENDMENT.

     UNDER THE TERMS OF THE SERIES F PREFERRED STOCK, THE HOLDERS OF SERIES F PREFERRED STOCK AND COMMON STOCK WILL VOTE TOGETHER AS A SINGLE CLASS ON THIS MATTER. FRESENIUS AG AND OLD FUSA HAVE INDICATED THAT THEY INTEND TO VOTE ALL SHARES OF SERIES F PREFERRED STOCK AND COMMON STOCK OWNED BY THEM TO APPROVE AND ADOPT THE AMENDMENT. IN THIS EVENT, PROPOSAL 2 WILL BE APPROVED EVEN IF ALL SHARES OF COMMON STOCK CURRENTLY OUTSTANDING THAT ARE NOT HELD BY FRESENIUS AG OR OLD FUSA VOTE AGAINST PROPOSAL 2.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at the 1996 Annual Meeting of Shareholders must be received at the Company's principal executive offices no later February 1, 1996.

                        SOLICITATION AND VOTE OF PROXIES

     All shares represented by duly executed proxies will be voted FOR the election of the Board's nominees named herein as Common Directors unless authority to vote for the proposed slate of Common Directors or any individual Director has been withheld and FOR the adoption and approval of the Amendment. If for any reason any of the nominees for Common Director should not be available as a candidate for Director, the proxies will be voted for such other candidate or candidates as may be nominated by the Common Directors. If any other matter should come before the meeting, then the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

     Consistent with state law and under the Company's by-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by one or more persons appointed by the Company to act as Tellers of Election for the meeting.

     The three nominees for election as Common Directors at the Annual Meeting who receive the greatest number of votes properly cast for the election of Common Directors shall be elected Common Directors. A majority of the votes properly cast on the matter is necessary to approve the Amendment. By virtue of its ownership of Common Stock and the Series F Preferred Stock, an affirmative vote by Fresenius AG will result in the approval of any matter which comes before the Annual Meeting.

     The Tellers of Election will count the total number of votes cast "for" approval of proposals, other than the election of Common Directors, for purposes of determining whether sufficient affirmative votes have been cast. The Tellers of Election will count shares represented by proxies that withhold authority to vote for a nominee for election as a Common Director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the Annual Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes will have any effect on the outcome of voting on the matter.

     The expenses of preparing, printing and mailing the materials used in the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, the Company may utilize the services of some of its officers and employees (who will receive no compensation therefor in addition to their regular salaries) to solicit proxies personally and by telephone and telegraph from brokerage houses and other shareholders. Services will be provided by American Stock Transfer and Trust Company in soliciting banks and brokers holding stock in their names or custody, or in the names of nominees for others. The Company does not anticipate paying any additional fee for such services.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG Peat Marwick LLP were the Company's auditors for 1994 and have been selected as the Company's auditors for 1995. Management of the Company expects that representatives of KPMG Peat Marwick LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                                                                      APPENDIX A

                              FRESENIUS USA, INC.

               1993 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

1.  PURPOSE

     The purpose of this 1993 Stock Option Plan for Non-Employee Directors (the "Plan") is to advance the interests of Fresenius USA, Inc. (the "Company") by enhancing the ability of the Company to attract and retain directors who are in a position to make significant contributions to the success of the Company and to reward such directors for such contributions through ownership of shares of the Company's common stock (the "Stock").

2.  ADMINISTRATION

     The Plan shall be administered by a committee (the "Committee") of the Board of Directors (the "Board") of the Company from time to time appointed by the Board to administer the Plan in accordance with the express provisions of the Plan, (a) to prescribe the form or forms of instruments evidencing options and any other instruments required under the Plan and to change such forms from time to time; (b) to adopt, amend and rescind rules and regulations for the administration of the Plan; and (c) to interpret the Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the Plan. Such determinations of the Committee shall be conclusive and shall bind all parties. Subject to Section 7 of this Plan and to Rule 16b-3 under the Securities Exchange Act of 1934, as from time to time in effect ("Rule 16b-3"), the Committee shall also have the authority, both generally and in particular instances, to waive compliance by a non-employee director with any obligation to be performed by him under an option and to waive any condition or provision of an option.

3.  EFFECTIVE DATE AND TERM OF PLAN

     The Plan shall become effective on the date on which the Plan is approved by the shareholders of the Company. No option shall be granted under the Plan after the expiration of ten years from the date on which the Plan was adopted by the Board, but options previously granted may extend beyond that date.

4.  SHARES SUBJECT TO PLAN

     a. Number of Shares. Subject to adjustment as provided in Section 4(c) of this Plan, the aggregate number of shares of Stock that may be delivered upon the exercise of options granted under the Plan shall be 500,000. If any option granted under the Plan terminates without having been exercised in full, the number of shares of Stock as to which such option was not exercised shall be available for future grants within the limits set forth in this Section 4(a).

     b. Shares to be Delivered. Shares delivered under the Plan shall be authorized but unissued Stock or, if the board so decides in its sole discretion, previously issued Stock acquired by the Company and held in treasury. No fractional shares of Stock shall be delivered under the Plan.

     c. Changes in Stock. In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capital stock, the number and kind of shares of stock or securities of the Company subject to options then outstanding or subsequently granted under the Plan, the maximum number of shares or securities that may be delivered under the Plan, the exercise price, and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons.

5.  ELIGIBILITY FOR OPTIONS

     Directors eligible to receive options under the Plan ("Eligible Directors") shall be any director who is not an employee of the Company.

6.  TERMS AND CONDITIONS OF OPTIONS

     a. Number of Options.

          i. Initial Grant. Eligible Directors who are directors on the date of shareholder approval of the Plan shall be awarded options covering 30,000 shares of Stock on that date, and the date of the initial grant of such options shall be deemed to be December 31, 1993 for all purposes of this Plan. Following shareholder approval of the Plan, each newly elected Eligible Director shall be awarded options covering 30,000 shares of Stock on the date of his or her first election. All options granted in this manner are "Initial Options".

          ii. Elective Grants. Eligible Directors may elect in any calendar year to receive their compensation for services rendered as a director of the Company ("Directors' Fees") in the form of options to purchase shares of Stock instead of cash (such options being known as "Elective Options"). With respect to each Directors' Fee payable in Elective Options, an Eligible Director will receive an option for a number of shares of Stock in accordance with the following formula:

                 Total Amount of Directors' Fee Payable in Cash
                ------------------------------------------------
                60% of the exercise price of the Elective Option

where the exercise price of the Elective Option is the closing price of the Stock on the American Stock Exchange on the date the Directors' Fee would otherwise be paid.

     b. Election of Options in Lieu of Directors' Fees

          i. Initial Election. Eligible Directors who are directors on the date of shareholder approval of the amendment to the Plan may elect to receive their Directors' Fees for the balance of 1995 in the form of options. Following shareholder approval of the amendment to the Plan, newly elected Eligible Directors will be able to elect to receive their Directors' Fees for the balance of the calendar year in which they are elected in the form of options. In the absence of a valid election of options in lieu of Directors' Fees, an Eligible Director will be deemed to have elected to receive all Directors' Fees in cash.

          ii. Changes in Election. An Eligible director may change his or her election with respect to the Directors' Fees of any given calendar year by notifying the Committee in writing on or before June 30 of the preceding calendar year. Notwithstanding the foregoing, no change in an Eligible Director's election may be made prior to the time the Company is subject to amended Rule 16b-3 under the Securities and Exchange Act of 1934, as amended.

     c. Exercise Price. The exercise price of each option shall be 100% of the fair market value per share of the Stock at the time the option is granted, but not less, in the case of an original issue of authorized stock, than par value per share. For this purpose, "fair market value" shall mean the closing price of the Stock as reported on the American Stock Exchange (or other exchange or market system if no longer listed on such exchange) on the date of the grant (based on The Wall Street Journal report of composite transactions).

     d. Duration of Options. The latest date on which an option may be exercised (the "Final Exercise Date") shall be the date which is ten years from the date the option was granted.

     e. Exercise of Options.

          i. Each Initial Option shall become exercisable in accordance with the following formula:

             (1) One year after the date of the grant, the option shall become exercisable to the extent of one-third of the shares covered thereby, and

             (2) On each of the second and third anniversaries of the date of the grant, the option shall become exercisable as to an additional one-third of the shares covered thereby.

          ii. Each Elective Option shall be 100% exercisable on the date of grant.

          iii. Any exercise of an option shall be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by (a) the option certificate and any other documents required by the Committee and (b) payment in full for the number of shares for which the option is exercised.

          iv. If an option is exercised by the executor or administrator of a deceased director, or by the person or persons to whom the option has been transferred by the director's will or the applicable laws of descent and distribution, the Company shall be under no obligation to deliver Stock pursuant to such exercise until the Company is satisfied as to the authority of the person or persons exercising the option.

     f. Payment for and Delivery of Stock. Stock purchased under the Plan shall be paid for as follows; (i) in cash or by certified check, bank draft of money order payable to the order of the Company, (ii) through the delivery of shares of Stock having a fair market value on the last business day preceding the date of exercise equal to the purchase price or (iii) by a combination of cash and Stock as provided in clauses (i) and (ii) above.

     An option holder shall not have the rights of a shareholder with regard to awards under the Plan except as to Stock actually received by him or her under the Plan.

     The Company shall not be obligated to deliver any shares of Stock (a) until, in the opinion of the Company's counsel, all applicable federal and state laws and regulations have been complied with, and (b) if the outstanding Stock is at the time listed on any stock exchange, until the shares to be delivered have been listed or authorized to be listed on such exchange upon official notice of issuance, and (c) until all other legal matters in connection with the issuance and delivery of such shares have been approved by the Company's counsel. If the sale of Stock has not been registered under the Securities Act of 1933, as from time to time in effect, the Company may require, as a condition to exercise of the option, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Stock bear an appropriate legend restricting transfer.

     g. Nontransferability of Options. No option may be transferred other than by will or by the laws of descent and distribution, and during a director's lifetime an option may be exercised only by the director.

     h. Death. Upon the death of any Eligible Director granted options under this Plan, all options not then exercisable shall terminate. All options held by the director that are exercisable immediately prior to death may be exercised by his executor or administrator, or by the person or persons to whom the option is transferred by will or the applicable laws of descent and distribution, at any time within the three-year period ending with the third anniversary of the director's death (but not later than the Final Exercise Date).

     i. Other Termination of Status of Director. If a director's service with the Company terminates for any reason other than death, all options held by the director that are not then exercisable shall terminate. Options that are exercisable on the date of termination shall continue to be exercisable for a period of three months (or until the Final Exercise Date, if earlier), but shall terminate immediately if the director was removed or terminated for fraud, dishonesty or intentional misrepresentation or embezzlement, misappropriation or conversion of assets or opportunities of the Company or any of its subsidiaries. After completion of that three-month period, such options shall terminate to the extent not previously exercised, expired or terminated.

     j. Mergers, etc. In the event of any merger or consolidation involving the Company, any liquidation or dissolution of the Company, any sale of substantially all of the Company's assets or any other transaction or series of related transactions as a result of which a single person or several persons acting in concert (other than Fresenius AG and its subsidiaries) own a majority of the Company's then outstanding Stock (such merger, consolidation, sale or other transaction being hereinafter referred to as a "Transaction"), all outstanding options shall become exercisable prior to the consummation of such Transaction, such options shall be exercisable at such time as the Committee determines but in no event for less than a period of at least 20 days prior to the consummation, but only to the extent the Committee determines it may so accelerate the exercisability of such options in accordance with the applicable requirements of Rule 16b-3. Upon consummation of the Transaction, all outstanding options not so exercised shall terminate and cease to be exercisable. There shall be excluded from the foregoing any Transaction as a result of which (a) the holders of Stock prior to the Transaction retain or acquire securities constituting a majority of the outstanding voting common stock of the acquiring or surviving corporation or other entity and (b) no single person owns more than half of the outstanding voting common stock of the acquiring or surviving corporation or other entity. For purposes of this Section, voting common stock of the acquiring or surviving corporation or other entity that is issuable upon conversion of convertible securities or upon exercise of warrants or options shall be considered outstanding, and all securities that vote in the election of directors (other than solely as the result of a default in the making of any dividend or other payment) shall be deemed to constitute that number of shares of voting common stock which is equivalent to the number of such votes that may be cast by the holders of such securities.

7.  EFFECT, DISCONTINUANCE, CANCELLATION, AMENDMENT AND TERMINATION.

     Neither adoption of the Plan nor the grant of options to a director shall affect the Company's right to grant to such director options that are not subject to the Plan, to issue to such directors Stock as a bonus or otherwise, or to adopt other plans or arrangements under which Stock may be issued to directors.

     The Committee may at any time discontinue granting options under the Plan. The Committee may at any time or times amend the Plan or any outstanding options for the purpose of satisfying any changes in applicable laws or regulations or for any other purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of options, provided that no such amendment shall adversely affect the rights of any director (without his or her consent) under any option previously granted. The provisions of Section 6 of this Plan shall not be amended any more frequently than once every six months other than to comply with changes in the Internal Revenue Code of 1986, the Employee Retirement Income Security Act of 1974 or the rules and regulations thereunder, all as from time to time in effect.

                        MEETING OF FRESENIUS USA, INC.

                                June 27, 1995

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby constitutes and appoints Robert S. Ehrlich, James F. Marten and Francis E. Baker, and each of them, as attorneys and proxies, with full power of substitution, to represent and to vote as designated below, all shares of Common Stock of FRESENIUS USA, INC. at the Annual Meeting of Stockholders of FRESENIUS USA, INC. to be held at the offices of O'Melveny & Myers, 153 East 53rd Street, 52nd Floor Conference Center, New York, New York 10022 on June 27, 1995, at 10:00 a.m., and at any adjournment thereof, which the undersigned could vote if present in such manner as they may determine on any matters which may properly come before the meeting and to vote on the following as specified below.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY
WILL BE VOTED FOR ELECTING THE COMMON DIRECTORS WHO HAVE BEEN NOMINATED AND FOR THE AMENDMENT TO THE 1993 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                (Continued and to be signed on reverse side.)

                                                                SEE REVERSE SIDE

[X] Please mark your votes as this example

1.  ELECTION OF DIRECTORS

    FOR all nominees [ ]       WITHHELD from all nominees [ ]

Nominees: Robert S. Ehrlich, James F. Marten and Francis E. Baker

For, except vote withheld from the following nominee(s):

____________________________________________________________________________

2.  1993 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
    To permit non-employee directors to receive director fees in the form of options for shares of common stock rather than in cash.

                FOR [ ]     AGAINST [ ]     ABSTAIN [ ]

CHECK HERE FOR CHANGE OF ADDRESS. [ ]
New Address

________________________________

________________________________

________________________________

CHECK HERE IF YOU PLAN TO ATTEND THE MEETING. [ ]

Please sign here personally. If the stock is registered in more than one name, each joint owner or each fiduciary should sign personally. Only authorized officers should sign for a corporation.

SIGNATURE_______________________________________DATE___________________________

SIGNATURE_______________________________________DATE___________________________